FEE INFORMATION FOR SERVICES AS
                  PLAN, TRANSFER AND DIVIDEND DISBURSING AGENT

                       THE ADVISORS' INNER CIRCLE FUND II
                           THE HANCOCK HORIZON FUNDS

Effective May 29, 2015, the Fund, on behalf of each of the Portfolios, shall pay the Bank: (i) an annual fee of $12,000 for each series of each Portfolio; and (ii) 0.0175% of the average daily net assets of the Portfolios.

OUT-OF-POCKET EXPENSES

Out-of-pocket expenses will be billed to, and payable by, the Fund, on behalf of each of the Portfolios, to the Bank as incurred and include but are not limited to: confirmation statements, investor statements, postage, forms, audio response, telephone, records retention, federal wire, transcripts, microfilm, microfiche, and expenses incurred at the specific direction of the Fund.

                                                    WHITNEY BANK F/K/A
THE ADVISORS' INNER CIRCLE FUND II                  HANCOCK BANK AND TRUST

/s/ Dianne Descoteaux                               /s/ Robert E. Ferrara
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Name: Dianne Descoteaux                             Name: Robert E. Ferrara
Title: VP & Secretary                               Title: Senior Vice President